July 2007	Pricing Sheet dated July 24, 2007 relating to
Preliminary Pricing Supplement No. 313 dated June 26, 2007 to
Registration Statement No. 333-131266
Filed pursuant to Rule 433

100% Principal Protected $25 Enhanced Yield Notes due September 26, 2022
Linked to the Common Stocks of 130 Companies
Interest rate fixed at 9.45% for four years; subject to reduction for stock events thereafter

PRICING TERMS – JULY 24, 2007
Issuer:	Morgan Stanley
Aggregate principal amount:	$35,029,875
Issue price:	$25 per note
Principal amount:	$25 per note
Pricing date:	July 24, 2007
Original issue date:	July 31, 2007 (5 business days after the pricing date)
Maturity date:	September 26, 2022
Principal protection:	100% at maturity
Interest payment dates:	Each March 26 and September 26, beginning September 26, 2007
Interest rate:
For the period from and including the original issue date to but excluding September 26, 2011, a fixed interest rate of 9.45% per annum
For the period from and including September 26, 2011 to but excluding the maturity date, 9.45% per annum reduced by 0.945% for each portfolio stock which has experienced a stock event at any time from the pricing date, as set out in the following table:

	Stock events	Interest rate	Stock events	Interest rate
	0	9.450%	6	3.780%
	1	8.505%	7	2.835%
	2	7.560%	8	1.890%
	3	6.615%	9	0.945%
	4	5.670%	10+	0%
	5	4.725%
If any stock events occur in the period from the pricing date to September 26, 2011, those stock events will reduce the interest rate which applies from and including September 26, 2011.
If a stock event occurs during a semi-annual interest payment period after September 26, 2011, the interest rate as reduced by 0.945% per annum for such stock event will apply to all days of the interest payment period subsequent to the date of occurrence of the stock event, subject to the occurrence of further stock events during that interest payment period.

Portfolio stocks:	The common stocks of the portfolio stock issuers.
Portfolio stock issuers:	The 130 companies listed in Annex A of the preliminary pricing supplement provided that Manor Care, Inc. has been replaced by Ambac Financial Group, Inc.
Stock events:	Either: ▪ the closing price of the portfolio stock decreases 90% or more from the closing price of such portfolio stock on the pricing date; or ▪ the portfolio stock issuer experiences a bankruptcy
CUSIP:	617446M97
ISIN:	US617446M978
Listing:	None
Agent:	Morgan Stanley & Co. Incorporated
Agent’s commissions:		Price to public	Agent’s commissions(1)	Proceeds to company
	Per Note	$25	$0.75	$24.25
	Total	$35,029,875	$1,050,896.25	$33,978,978.75

(1)
For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Preliminary Pricing Supplement No. 313 dated June 26, 2007

Prospectus Supplement dated January 25, 2006	Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.